Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-8 for Rosehill Resources Inc., and to the use of information from, and the inclusion of, our report, dated March 7, 2019, with respect to the estimates of the proved reserves, future production and income as of December 31, 2018, attributable to certain leasehold and royalty interests of Rosehill Resources Inc. (our “Report”) in this Registration Statement on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 14, 2019